Exhibit 5.1

Charles J. Bair

T: +1 858 550 6142

cbair@cooley.com

January 27, 2012

Senomyx, Inc.

4767 Nexus Centre Drive

San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Senomyx, Inc., a Delaware corporation (the “Company”), of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of an aggregate of up to 1,980,000 shares of the Company’s Common Stock, $.001 par value (the “Shares”), including 1,700,000 shares issuable pursuant to the Company’s 2004 Equity Incentive Plan (the “Incentive Plan”) and 280,000 shares issuable pursuant to the Company’s 2004 Employee Stock Purchase Plan (the “ESPP”), and the preferred stock purchase rights (the “Rights”) associated with the Shares to be issued pursuant to that certain Rights Agreement, dated February 14, 2005 (the “Rights Agreement”), between the Company and Computershare, as successor to Mellon Investor Services LLP, as rights agent (the “Rights Agent”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Incentive Plan and the ESPP, the Company’s Amended and Restated Certificate of Incorporation, as amended, and Bylaws, the Rights Agreement and such other documents, records, certificates, memoranda and other instruments as we deem necessary for a basis for this opinion.  We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.  We have also assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and that the members of the Board of Directors of the Company (the “Board”) have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Rights Agreement.  This opinion does not address the determination a court of competent jurisdiction may make regarding whether the Board may be required to redeem or terminate, or take other action with respect to, the Rights in the future based on the facts and circumstances then existing. Moreover, this opinion addresses corporate procedures in connection with the issuance of the Rights associated with the Shares, and not any particular provision of the Rights or the Rights Agreement. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware.  Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

4401 EASTGATE MALL, SAN DIEGO, CA 92121  T: (858) 550-6000  F: (858) 550-6420  WWW.COOLEY.COM

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares and the associated Rights, (i) when sold and issued in accordance with the Incentive Plan, the Registration Statement and related prospectus, and the Rights Agreement will be validly issued, and the Shares fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full) and (ii) when sold and issued in accordance with the ESPP, the Registration Statement and related prospectus, and the Rights Agreement will be validly issued, and the Shares fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley LLP

By:	/s/ Charles J. Bair
Charles J. Bair